Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

OF

MK Resources Company

WITH AND

INTO

MK Gold Company

(UNDER SECTION 253 OF THE DELAWARE

GENERAL CORPORATION LAW)

It is hereby certified that:

1. MK Gold Company (the “Corporation”) is a corporation of the State of Delaware.

2. The Corporation is the owner of all of the outstanding shares of capital stock of MK Resources Company, a Delaware corporation (the “Subsidiary”).

3. The Corporation hereby agrees to merge the Subsidiary with and into the Corporation (the “Merger”).

4. The Corporation, in connection with the Merger and as the surviving corporation of the Merger, hereby changes its corporate name (the “Name Change”) to MK Resources Company, and Article First of the Corporation’s Certificate of Incorporation, as amended, is hereby amended to read, in its entirety, as follows:

“FIRST: The name of the corporation is MK Resources Company (the “Company”).”

5. The Merger and the Name Change shall be effective at the time of the filing of this Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

6. Attached to this Certificate of Ownership and Merger as Exhibit A is a copy of the resolutions of the Board of Directors of the Corporation approving the Merger and the Name Change, which resolutions were adopted on June 3, 2004 and are incorporated herein by reference.

IN WITNESS WHEREOF, the undersigned has hereunto signed this Certificate of Ownership and Merger as of the 7th day of June 2004.

MK GOLD COMPANY

By:	/s/ G. Frank Joklik
Name:	G. Frank Joklik
Title:	Chairman and Chief Executive Officer

EXHIBIT A

Resolutions of the Board of Directors of MK Gold Company

Approving the Merger and the Name Change

“RESOLVED, FURTHER, that the Merger and the Name Change are hereby authorized and approved; and

RESOLVED, FURTHER, that, upon completion of the formation of the Subsidiary, the appropriate officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf the Corporation, to execute and cause to be filed a Certificate of Ownership and Merger with respect to the Merger and the Name Change with the Secretary of the State of Delaware; and

RESOLVED, FURTHER, that the Merger and the Name Change shall be effective at the time of filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware (the “Effective Time”); and

RESOLVED, FURTHER, that pursuant to Section 259 of the Delaware General Corporation Law, at the Effective Time, the separate existence of the Subsidiary shall cease, and the Corporation shall continue its existence as the surviving corporation of the Merger;”

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